UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 13, 2007

RAE Systems Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31783	77-0280662
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

3775 North First Street
San Jose, California 95134
408-952-8200
(Address and telephone number of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     The following are updates to certain of the legal proceedings described in Note 5 to the RAE Systems Inc. (the “Company”) consolidated condensed financial statements, Commitments and Contingencies, which is incorporated by reference into the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.
     Polimaster Ltd. (“Polimaster”) filed a complaint against the Company on May 9, 2005, in the United States District Court for the Northern District of California in a case styled Polimaster Ltd. v. RAE Systems Inc. (Case No. 05-CV-01887-JF). The complaint alleged, among other things, that the Company breached its contract with Polimaster and infringed upon Polimaster’s intellectual property rights. Polimaster moved for a preliminary injunction on June 17, 2005. The Court denied Polimaster’s request on September 6, 2005. The dispute was subject to a contractual arbitration agreement, although the federal court retained jurisdiction over the matter pending arbitration by the parties.
     Arbitration was formally commenced on June 12, 2006 for the Polimaster matter. Polimaster’s Demand for Arbitration asserted damages totaling $13.2 million and sought an injunction against sales of the Company’s Gamma Rae II and Neutron RAE II radiation detection products. The Company asserted counterclaims against Polimaster for breach of contract and tortuous interference with contract, among other things, and sought monetary damages of its own. A ten day arbitration proceeding was completed on March 16, 2007. The arbitration was conducted under the auspices of Judicial Arbitration and Mediation Services, Inc. (JAMS) in California. The parties filed post hearing briefs in May 2007.
     On July 13, 2007, the Company issued a press release announcing the decision of arbitrator in connection with the Polimaster matter. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits. The following exhibit is filed herewith:

Exhibit No.	Description

99.1	Press release date July 13, 2007.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 13, 2007

RAE SYSTEMS INC.
By:	/s/ Randall Gausman
Name:	Randall Gausman
Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated July 13, 2007.